Exhibit 10.26

July 23, 2007

Kevin Hell

14460 Caminito Lazanja

San Diego, CA 92127

Dear Kevin,

This letter (“Letter Amendment”) amends the prior offer letter as between you and DivX, Inc. (“DivX” or the “Company”) dated November 21, 2002 (“Original Letter”), as amended by the February 2, 2005 amendment letter (the Original Letter together with the February 2005 amendment, the “Offer Letter”).

As condition of your further employment at DivX and your assumption of the title of Acting Chief Executive Officer of DivX as of July 24, 2007, you and DivX agree as follows:

(a) DivX will grant you a non-qualified stock option to purchase 25,000 shares of the Company, such options to vest over 4 years with a one year vesting cliff and then 1/48 per month for the succeeding 36 months, and to be granted and priced pursuant to the Board’s Option Grant Policy on the third full trading day after the Company’s next regular quarterly earnings release.

(b) DivX will grant you a stock award of 37,500 shares of common stock of the Company on the third full trading day after the public press release announcing your title of Acting Chief Executive Officer of the Company, the entirety of such stock award to vest immediately upon such grant date.

(c) In the event that the Company hires a new Chief Executive Officer other than you and you are Terminated within six (6) months of the date of such hire (the “Trigger”), DivX will grant you a stock award of 30,000 shares of common stock of the Company within three (3) business days of the date of such Trigger, the entirety of such stock award to vest immediately upon such grant date. For the purposes of the foregoing sentence, “Terminated” means either that (i) your employment by the Company is terminated or (ii) you are offered any role at the Company other than President. For the purposes of the foregoing sentence, “President” shall mean a role with the title of President and with duties and responsibilities similar to those in your current role as President.

(d) In the event of the Trigger, DivX shall pay you your then current base salary (not including any bonus or other payments) in accordance with the Company’s normal pay periods for a period of one year after the date of such Trigger.

Except as otherwise stated in this Letter Amendment, the terms and conditions of the Offer Letter shall remain in force and effect.

This Letter Amendment, along with the Offer Letter, constitutes all the terms and conditions of your employment with DivX, and supersedes any previously written or verbal commitments by DivX. The terms and conditions of the Letter Amendment or the Offer Letter may not be amended, waived or altered except by written agreement as between you and an authorized officer of DivX.

Please acknowledge your agreement to the terms and conditions of this letter effective as of the date set forth above.

DIVX, INC.		KEVIN HELL

By:	/s/ R. Jordan Greenhall	By:	/s/ Kevin Hell
	R. Jordan Greenhall		Kevin Hell
Title:	Chairman of the Board of Directors